EXHIBIT 16

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August 30, 2011

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Re:   Imagine Media, Ltd.
      EIN: 26-0731818


Commissioners:

We were previously the principal accountants for Imagine Media, Ltd., and we reported on the financial statements of Imagine Media, Ltd. as of and for the years ended December 31, 2010 and 2009. We have not provided any audit services to Imagine Media, Ltd. since the audit of the December 31, 2010 financial statements. We did conduct quarterly reviews on the interim financial statements of Imagine Media, Ltd. through June 30, 2011. Effective August 26, 2011, we resigned as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated August 31, 2011. We agree with the statements concerning our Firm in Item
4.1 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,


/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado

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